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AVANT! COMPLETES COMPASS ACQUISITION

SEPTEMBER 12, 1997 8:02 AM EDT

INTEGRATION PLAN COMPLETED; COMPASS OPERATIONS STREAMLINED

FREMONT, Calif., Sept. 12/PRNewswire/ -- Avant! Corporation (Nasdaq: AVNT), the indisputable industry leader in deep-submicron IC design automation
(ICDA) tools, today announced the completion of its acquisition of COMPASS Design Automation, formerly a subsidiary of VLSI Technology, Inc. (Nasdaq:
VLSI).

Avant! exchanged $17,500,000 and 522,192 shares of its common stock for all outstanding COMPASS common and preferred stock. The transaction will be accounted for as a purchase. Avant! expects to take a significant charge for in-process research and development in the third quarter of 1997. Third quarter financial results are expected to be announced on October 14, 1997.

"We are pleased that since the signing of the definitive agreement at the end of July, we have been able to prepare the integration process so that we may swiftly streamline the COMPASS operations. The majority of the merger logistics are already behind us," said Gerald C. Hsu, chairman, president and CEO of Avant! Corporation. "COMPASS' customers worldwide have welcomed this transaction, and we look forward to working with them closely with minimal disruptions. We will continue to sell and support all existing COMPASS products and libraries while providing a migration path for their place and route tool, PathFinder(TM), to Avant!'s Aquarius(TM) family of products. After trimming nearly 50% of COMPASS personnel, we believe that the COMPASS line will achieve profitability for our shareholders. As in all our previous mergers, Avant! intends to maintain a balance between high employee productivity and a high degree of customer satisfaction."

"COMPASS' expertise in the area of silicon calibration and Passport(TM) libraries will be a foundation for growing our newly-formed Galax! (pronounced GA-lox-ee) business, whose mission is to deliver silicon intellectual property (SIP) and design services to customers," continued Hsu.

     About Avant!

Avant! (pronounced Ah VANH tee) Corporation develops, markets, and supports integrated circuit design automation (ICDA) software for the simulation, layout, verification and analysis of deep submicron ICs including microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs). The Company's new headquarters is located in Fremont, California. Telephone:
510-413-8000, Fax: 510-413-8080. World Wide Web: http://www.avanticorp.com.

NOTE: Aquarius, PathFinder, Passport and Galax! are trademarks of Avant! Corporation. All other company and product names are trademarks or registered trademarks of their respective owners and should be treated as such.

Except for any historical information presented herein, matters presented in this press release are forward-looking statements that involve risks and uncertainties. The Company's future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in the Company's public reports filed with the Securities and Exchange Commission, including those discussed in the Company's report on Form 10-K for the year ended December 31, 1996, and including the risks discussed in the "Risk Factors" section included in the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on January 31, 1997.
SOURCE Avant! Corporation